Exhibit d.14

Blackstone Alternative Multi-Strategy Fund

SECOND AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, effective as of November 15, 2018, between Blackstone Alternative Investment Advisors LLC, a Delaware limited liability company (the “Adviser”), and Two Sigma Advisers, LP, a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with Blackstone Alternative Investment Funds, a Massachusetts business trust (the “Trust”), on behalf of its series, Blackstone Alternative Multi-Strategy Fund (the “Fund”), relating to the provision of portfolio management services to the Fund; and

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-investment advisers; and

WHEREAS, in selecting sub-investment advisers and entering into and amending sub-advisory agreements, the Adviser and the Trust may rely upon an exemptive order obtained from the Securities and Exchange Commission (“SEC”); and

WHEREAS, the Adviser and the Board of Trustees (the “Board”) of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement; and

WHEREAS, the Adviser and the Sub-Adviser (a) entered into the Sub-Advisory Agreement dated as of June 14, 2014 (the “Original Agreement”); (b) amended and restated the Original Agreement in the First Amended and Restated Agreement (“First Amended Agreement”) dated as of March 3, 2017 and (c) wish to hereby amend and restate the First Amended Agreement in its entirety and to enter into this Agreement; and

WHEREAS, the Adviser and the Sub-Adviser desire to clarify certain expectations with respect to their relationship.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1.	Appointment.

a. Role of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser to the Fund in respect of the Allocated Portion (as defined below), subject to the oversight of the Adviser and the Board, for so long as this Agreement remains in effect. Pursuant to this appointment, the Sub-Adviser shall manage the investment and reinvestment of the assets of the Allocated Portion in accordance with such investment strategies and within such limitations as the Adviser and the Sub-Adviser shall agree from time to time (the “Strategy”). The Sub-Adviser and the Adviser each acknowledge and agree that the various investment advisory and other services as set forth herein to be performed by the Sub-Adviser will apply only to the portion of the Fund’s assets that the Adviser or the Board, pursuant to any applicable advance notice requirements as mutually agreed in writing by the Sub-Adviser and the Adviser, shall from time to time designate, which may consist of all or a portion of the Fund’s assets (the “Allocated Portion”). The Sub-Adviser hereby accepts such appointment and agrees during such period, subject to the oversight of the Board and the Adviser, to render the services and to assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser, the Trust or the Fund in any way.

b. Limitations of Sub-Adviser’s Responsibility. The Sub-Adviser shall not be responsible for aspects of the Fund’s investment program other than as applicable to the Strategy (e.g., the Sub-Adviser shall be responsible for (i) the purchases and sales of securities or other investments for the Allocated Portion in accordance with the Strategy and (ii) the selection of executing brokers to conduct such purchases and sales, and the Sub-Adviser shall have full discretion and authority for this limited purpose to bind the Fund in connection with the foregoing).

c. Sub-Advisory Arrangement Not Exclusive for Fund. It is acknowledged and agreed that the Adviser may appoint from time to time other sub-advisers in addition to the Sub-Adviser to manage the assets of the Fund that do not constitute the Allocated Portion and nothing in this Agreement shall be construed or interpreted to grant the Sub-Adviser an exclusive arrangement to act as the sole sub-adviser to the Fund. It is further acknowledged and agreed that the Adviser makes no commitment to designate any portion of the Fund’s assets to the Sub-Adviser as the Allocated Portion.

2.	Sub-Adviser Duties.

The Sub-Adviser is hereby granted (subject to the limitations expressed) the following authority and undertakes to provide the following services and to assume the following obligations:

a. Supervision; Adviser Retains Certain Authority. In furnishing the services hereunder, the Sub-Adviser will be subject to the supervision of the Adviser and the Board. Subject to approval of the Board and advance written notice that is reasonable under the circumstances to the Sub-Adviser, the Adviser retains complete authority to assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement; provided, however, that (i) the treatment of the Sub-Adviser’s Portfolio Information shall only be available to Cleared Personnel (as defined below) and shall in any event be treated in accordance with Section 15 hereof and (ii) the Adviser shall not assume direct investment responsibility for the securities invested by the Sub-Adviser for the Allocated Portion during the term of this Agreement.

b. Continuous Investment Program. The Sub-Adviser shall formulate and implement an ongoing investment program for the Allocated Portion in accordance with the Strategy, including determining what portion of such assets will be invested or held uninvested in cash. Without limiting the generality of the foregoing, the Sub-Adviser is authorized to: (a) make investment decisions for the Fund in respect of the Allocated Portion; (b) place purchase and sale orders for portfolio transactions in respect of the Allocated Portion and manage otherwise uninvested cash assets of the Allocated Portion; and (c) subject to Section 2(d) below, execute account documentation, agreements, contracts and other documents as may be requested of the Sub-Adviser by brokers, dealers, counterparties and other persons in connection with the Sub-Adviser’s management of the Allocated Portion (in such respect, and only for this limited purpose, the Sub-Adviser will, as it reasonably deems appropriate to effect such agreements, contracts, and other documents, act as the Adviser’s and the Fund’s agent and attorney in fact). Subject to the limitations set forth in this Agreement and such other limitations or restrictions as the Adviser and the Sub-Adviser may agree from time to time, the Sub-Adviser is authorized to take such action as the Sub-Adviser reasonably deems appropriate to effectively manage the Allocated Portion. For the avoidance of doubt, to the extent that the Strategy is construed to be similar to another strategy managed by the Sub-Adviser or any of its affiliates, whether on behalf of another series of the Trust or otherwise, it is acknowledged that none of the Sub-Adviser or any of its affiliates intends or expects that the resulting portfolio compositions or performance results will be similar.

c. Management in Accordance with Fund Governing Documents and Fund Procedures. The Sub-Adviser will manage the Allocated Portion subject to and in accordance with (i) the Strategy; (ii) the applicable policies and restrictions of the Fund set forth in the Fund’s Agreement and Declaration of Trust, as amended, By-Laws and registration statement (as from time to time amended, supplemented and in effect, the “Registration Statement”) (collectively, the “Governing Documents”); (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and the rules and regulations thereunder and the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder applicable to qualification as a “regulated investment company,” in each case, except as otherwise agreed in writing by the Adviser and the Sub-Adviser; and (iv) any reasonable written instructions provided to the Sub-Adviser with reasonable prior notice under the circumstances by the Adviser, or written instructions provided by the Board, from time to time, except to the extent such instructions from the Adviser or the Board conflict with applicable legal or regulatory requirements or the Sub-Adviser’s fiduciary duties, in each case, in the Sub-Adviser’s reasonable discretion after consultation with the external legal counsel reasonably selected by the Sub-Adviser. The Sub-Adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies with regard to the Fund adopted by the Board as from time to time in effect and previously communicated to the Sub-Adviser (the “Fund Procedures”). The Adviser represents that it has provided to the Sub-Adviser copies of all current Governing Documents and current applicable Fund Procedures and shall provide to the Sub-Adviser any amendments or supplements thereto. The Adviser shall provide reasonable notice to the Sub-Adviser of any relevant changes to the Governing Documents or the applicable Fund Procedures. The Adviser shall timely furnish the Sub- Adviser with such additional information as may be reasonably necessary for or reasonably requested by the Sub-Adviser to perform its responsibilities pursuant to this Agreement, consistent with Section 15 hereof.

d. Fund Counterparties. The Sub-Adviser will utilize counterparties and/or clearing members for synthetic prime brokerage, futures clearing, listed and OTC options and swap services, ISDA services, and other transactions in financial derivative instruments, as applicable to the Strategy, under agreements set up by, and in the name of, the Adviser or the Fund. The Sub-Adviser shall have the right to utilize counterparties for trade execution based on its sole election and discretion, subject to the limitations of applicable law, including, without limitation, the 1940 Act. The Adviser will use commercially reasonable efforts to cause the Fund to enter into any trade execution agreement, as requested by the Sub-Adviser, that in the opinion of the Sub-Adviser is reasonably necessary for the Sub-Adviser to implement the Strategy (without unreasonable expense to the Fund).

e. Reports. The Sub-Adviser shall render such reports to the Board and the Adviser as may be reasonably requested concerning the investment activities of the Sub-Adviser with respect to the Fund; provided, that the Sub-Adviser is provided with such notice of any new report or form of report as is reasonably sufficient to allow the Sub-Adviser to respond to such request and that the form of such reports are mutually agreed upon by the parties. On each Business Day, the Sub-Adviser shall provide reports (to which, with respect to the Adviser, only Cleared Personnel shall have access) to the Fund’s administrator (the “Administrator”), as mutually agreed upon (in both content and format) by the Adviser and the Sub-Adviser, regarding (i) the securities or other instruments held in the Allocated Portion; and (ii) the securities or other instruments purchased and sold for the Allocated Portion by the Sub-Adviser on such Business Day. The Sub-Adviser also shall provide such additional information to the Adviser or the Administrator regarding the Sub-Adviser’s implementation of the Strategy as the Adviser or Administrator may reasonably request (to which, with respect to the Adviser, only Cleared Personnel shall have access). For the avoidance of doubt, any reports or information rendered under this paragraph (e) shall be treated consistent with Section 15 hereof.

“Cleared Personnel” shall mean solely those employees of Blackstone Alternative Asset Management L.P. (“BAAM”) or the Adviser who (i) are responsible for the compliance, valuation, financial reporting, and/or non-investment related operations of the Fund; and (ii) have a legitimate business need to receive information about the Fund solely to satisfy compliance, valuation, financial reporting and/or non-investment related operations requirements for the Fund; provided that, in each case, under no circumstances shall the Portfolio Information pertaining to the Allocated Portion be provided to, or be accessed by, the front office investment team or risk management team, portfolio managers, investment analysts, or other employees of BAAM, the Adviser, or their affiliates serving in a similar function, unless otherwise mutually agreed upon in writing by the parties hereto.

f. Proxy Voting. The Sub-Adviser shall not be responsible for proxy voting; however, at the request of the Adviser upon commercially reasonable prior written notice to the Sub-Adviser, the Sub-Adviser shall assume responsibility for voting proxies and making all other voting and consent determinations with respect to the issuers of securities and other instruments held in the Allocated Portion in (i) a manner deemed by the Sub-Adviser to be in the best interests of the Fund (as it relates to the Allocated Portion) and (ii) accordance with the Sub-Adviser’s then-existing proxy voting policies and procedures (a copy of which will be provided by the Sub-Adviser to the Adviser). The Adviser shall provide the Sub-Adviser notice reasonably in advance of any request that the Sub-Adviser assume responsibility to vote proxies on behalf of the Allocated Portion in accordance with the Sub-Adviser’s proxy voting policies and procedures (it being understood that a single notice may state a continuing obligation) and shall cause materials relating to such proxies to be forwarded to the Sub-Adviser, or to a third-party service provider designated by the Sub-Adviser, in a timely fashion by the Fund’s custodian (the “Custodian”), the Administrator or another party. In addition, to the extent the Sub-Adviser is requested by the Adviser to vote proxies in respect of the Allocated Portion, the Sub-Adviser shall be permitted to retain, subject to the Sub-Adviser’s ultimate responsibility and oversight, a third party service provider to assume primary responsibility for the coordination and execution of proxy votes, where applicable. It is acknowledged and agreed that the Sub-Adviser shall not be responsible for the filing of claims (or otherwise causing the Fund to participate) in class action settlements or similar proceedings for which it is provided notice and in which shareholders may participate related to securities currently or previously associated with the Allocated Portion. Upon reasonable request, the Sub-Adviser shall provide disclosure to the Adviser or the Board regarding its proxy voting policies and procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement of the Trust. To the extent that the Sub-Adviser votes proxies (or causes proxies to be voted) for the Fund, the Sub-Adviser shall report (or shall cause to be reported) to the Adviser in a timely manner a record of all proxies voted, in such form and format that permits the Fund to comply with the requirements of Form N-PX with respect to the Allocated Portion. During any annual period in which the Sub-Adviser has voted proxies, or caused proxies to be voted, for the Fund, the Sub-Adviser shall certify as to its compliance with its proxy voting policies and procedures and applicable federal statutes and regulations.

g. Sub-Adviser’s Management and Monitoring of the Allocated Portion. The Sub-Adviser shall be responsible for the daily management and monitoring of the investment activities and portfolio holdings associated with the Allocated Portion according to a monitoring system that is reasonably designed to ensure that the Allocated Portion is in compliance with the Strategy, relevant Governing Documents, Fund Procedures, and applicable law, except as otherwise mutually agreed in writing by the Adviser and the Sub-Adviser. For the avoidance of doubt, it is acknowledged and agreed that the Sub-Adviser shall not bear any responsibility for daily monitoring of the investment activities or portfolio holdings of the Fund’s other sub-advisers (or the Adviser, to the extent the Adviser manages an allocated portion). The Adviser or the Trust on behalf of the Fund, as applicable, shall timely provide to the Sub-Adviser all information and documentation that the parties mutually agree is necessary or appropriate for the Sub-Adviser to fulfill its obligations under this Agreement. The Sub-Adviser shall timely provide to the Adviser all information and documentation that the parties mutually agree is necessary or appropriate for the Adviser to fulfill its obligations under this Agreement and under the Advisory Agreement. The Sub-Adviser shall also reasonably cooperate with and provide sufficient information to the Adviser to assist the Adviser in its monitoring of the performance of the Sub-Adviser as well as of the investment activities and portfolio holdings of the Allocated Portion, consistent with Section 15 hereof. The Adviser shall provide the Sub-Adviser with investment activity guidelines to be used by the Sub-Adviser to manage the Allocated Portion in order to provide for the Fund’s compliance with the Governing Documents, Fund Procedures and applicable law; provided that at no time shall the Adviser require the Sub-Adviser to manage the Allocated Portion in a manner inconsistent with the 1940 Act or the applicable subchapters of the Code.

h. Daily Transmission of Information to Custodian. In connection with any purchase and sale of securities or other instruments for the Allocated Portion, the Sub-Adviser will arrange for the transmission to the Fund’s Custodian on a daily basis such confirmation, trade tickets, and other documents and information, including, but not limited to, CUSIP, Sedol, or other numbers that identify the securities or other instruments to be purchased or sold (other than those sold to achieve short exposure) on behalf of the Allocated Portion, as may be reasonably necessary to enable the Custodian to perform its custodial, administrative and recordkeeping responsibilities with respect to the Fund. The Sub-Adviser shall also provide appropriate documentation to the prime brokers used by the Fund in respect of securities sold short (or bought to cover trades) made for the Allocated Portion. Copies of such trade tickets, and other documents and information shall be timely provided to the Administrator. With respect to securities or other instruments to be settled through the Fund’s Custodian, the Sub-Adviser will arrange for the prompt transmission of the confirmation of such trades to the Custodian. The parties acknowledge that the Sub-Adviser is not a custodian of the Fund’s assets and will not take possession or custody of such assets.

i. Assistance with Valuation. The Sub-Adviser will, upon request, reasonably assist the Adviser, Custodian, Administrator and/or similar party designated by the Adviser in determining or confirming, consistent with the procedures and policies stated in the Registration Statement or adopted by the Board, the value (including determinations of fair value under the 1940 Act) of securities or other instruments held in the Allocated Portion for which market quotations are not readily available or for which the Adviser, Custodian, Administrator and/or similar party seeks assistance from or identifies for review by the Sub-Adviser. For the avoidance of doubt, it is acknowledged and agreed that the Sub-Adviser is not responsible for the ultimate pricing determinations of the securities held in the Allocated Portion or the Fund.

j. Provision of Information and Certifications. The Sub-Adviser shall timely provide to the Adviser and the Trust, in respect of the Allocated Portion, all information and documentation they may reasonably request as necessary or appropriate for the Adviser and the Board to oversee the activities of the Sub-Adviser in connection with the compliance by any of them with the requirements of the relevant Governing Documents, the Fund Procedures and any applicable law, including, without limitation, (i)

information and commentary regarding the performance of the Allocated Portion for the Fund’s annual and semi-annual reports to be filed with a U.S. regulatory body, in a format mutually agreed upon by the Adviser and the Sub-Adviser; (ii) certifications related to the Sub-Adviser’s management of the Allocated Portion in order to support the Fund’s filings on Form N-CSR, Form N-Q and other applicable forms filed with a U.S. regulatory body, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the 1940 Act, thereon, in a format mutually agreed upon by the Adviser and the Sub-Adviser from time to time; (iii) within 10 Business Days of a quarter-end, a quarterly certification with respect to compliance and operational matters related to the Sub-Adviser (in its role as sub-adviser of the Allocated Portion) and the Sub-Adviser’s management of the Allocated Portion (including, without limitation, compliance with the applicable Fund Procedures), in a format mutually agreed upon by the Adviser and the Sub-Adviser from time to time; and (iv) an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the design and operation of the Sub-Adviser’s compliance program relating to the “Federal Securities Laws” (as such term is defined in Rule 38a-1 under the 1940 Act), in a format mutually agreed upon by the Adviser and the Sub-Adviser from time to time; provided, however, that in each case the provision of such information and documentation shall be treated as confidential pursuant to the terms of Section 15 hereunder. The Adviser agrees to only utilize such information in order to comply with its requirements under applicable law, the Governing Documents, or the Fund Procedures, and to file any such periodic filings on a timely basis.

k. Code of Ethics. The Sub-Adviser will maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Adviser and the Fund, and will institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. The Sub-Adviser will seek to follow such Code of Ethics in performing its services under this Agreement. The Sub-Adviser also will certify quarterly to the Trust on behalf of the Fund and the Adviser that, to the best of the Sub-Adviser’s knowledge after due inquiry, the Sub-Adviser and its “Advisory Persons” (as defined in Rule 17j-1) have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Sub-Adviser has done to seek to ensure such compliance in the future. Annually, the Sub-Adviser will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1, concerning its Code of Ethics and compliance program relating to the “Federal Securities Laws” (as such term is defined in Rule 38a-1 under the 1940 Act), respectively, to the Trust and the Adviser, in such form as may be mutually agreed upon by the Adviser and the Sub-Adviser from time to time. Upon the reasonable written request of the Trust or its Chief Compliance Officer on behalf of the Fund or the Adviser with respect to violations of the Code of Ethics directly affecting the Fund, the Sub-Adviser will permit representatives of the Trust or the Adviser to examine reports (or summaries of the reports) required to be made by Rule 17j-1 relating to enforcement of the Code of Ethics. The Sub-Adviser shall notify the Adviser of any material violation of the Code of Ethics involving the Fund, as determined by the Sub-Adviser, promptly after learning of such material violation. The Sub-Adviser will make available such additional information regarding any such material violations of the Code of Ethics involving the Fund, as determined by the Sub-Adviser, as the Board or the Chief Compliance Officer on behalf of the Fund or the Adviser may reasonably request in order to assess the functioning of the Code of Ethics or any harm caused to the Fund from such a violation of the Code of Ethics. Further, the Sub-Adviser represents and warrants that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Sub-Adviser and its employees.

l. Sub-Adviser Review of Materials. Upon the Adviser’s request, the Sub-Adviser shall review and comment upon selected portions, relating to the Sub-Adviser and/or the Strategy, of the Registration Statement, other offering documents and ancillary sales and marketing materials prepared by the Adviser for the Fund, and participate, at the reasonable request of the Adviser and as mutually agreed to by the Sub-Adviser, in educational meetings with placement agents and other intermediaries about portfolio management and investment-related matters of the Fund. For purposes of the Sub-Adviser’s review of the Fund’s initial Registration Statement and other offering documents and ancillary marketing materials (as prepared by the Adviser for the Fund), the Sub-Adviser hereby renews and restates its initial comments and requests made in respect of the Blackstone Alternative Multi-Manager Fund materials mutatis mutandis to the extent applicable to the Fund. The Sub-Adviser will promptly inform the Fund and the Adviser upon becoming aware that any information in the Registration Statement relating to the Sub-Adviser or the Allocated Portion is (or will become) materially inaccurate or incomplete.

m. Regulatory Communications and Notices. The Sub-Adviser shall promptly provide notice to the Adviser regarding any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, including without limitation, any deficiency letter, responses to deficiency letters or similar communications or actions, in each case, to the extent that such inspections, notices or inquiries are viewed, in the reasonable judgment of the Sub-Adviser, as material to the Fund, the Sub-Adviser, or the ability of the Sub-Adviser to manage the Allocated Portion or otherwise provide services to the Fund under this Agreement. To the extent that the Fund is a subject of such inspections, notices, or inquiries, the Sub-Adviser shall (to the extent legally permissible) promptly make available such documents (or the relevant portions of such documents) to the Adviser.

n. Notice of Material Actions / Change in Control. To the extent permitted by law, the Sub-Adviser will keep the Trust and the Adviser informed of developments relating to its duties as a sub-adviser as to which the Sub-Adviser has knowledge, or should have knowledge upon reasonable inquiry, that, in the reasonable judgment of the Sub-Adviser, would materially impact the ability of the Sub-Adviser to manage the assets of the Allocated Portion. To the extent permitted by law, the Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events (i) it is served or otherwise receives notice of, or is threatened with, any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, governmental, administrative or self-regulatory agency, or public board or body, involving the affairs of the Fund and (ii) any change in the controlling partners or in actual control or management of the Sub-Adviser or change in the portfolio manager(s) primarily responsible for the day-to-day management of the Allocated Portion. The Sub-Adviser will also provide written notice to Adviser if there is a change in the identity of the Sub-Adviser’s general partner during the term of the Agreement.

3.	Broker-Dealer Selection.

To the extent provided in the Fund’s Registration Statement, and in accordance with applicable policies and procedures of the Sub-Adviser, as approved by the Board (the “Sub-Adviser Procedures”), the Sub-Adviser shall, in the name of the Fund (if applicable), cause orders to be placed for the execution of portfolio transactions applicable to the Allocated Portion with or through such brokers, dealers or other financial institutions as selected in accordance with Section 2(d) hereof. The Sub-Adviser shall use its reasonable best efforts to obtain best execution and efficient execution on portfolio transactions executed in respect of the Allocated Portion. The Sub-Adviser may, to the extent permissible by Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended, and consistent with applicable Sub-Adviser Procedures, consider the financial responsibility, research and investment information, and other services provided by broker-dealers who may effect or be a party to any such transaction or to other transactions to which other clients of the Sub-Adviser may be a party.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Portion as well as other clients of the Sub-Adviser (or other clients of the Sub-Adviser’s affiliated investment adviser(s)), the Sub-Adviser may, but shall not be required to, in accordance with applicable law and any relevant Sub-Adviser Procedures, aggregate the securities to be so purchased or sold with other orders for other clients of the Sub-Adviser or of the Sub-Adviser’s affiliated investment adviser(s) in order to seek to obtain best execution. In such event, allocation of the securities so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by the Sub-Adviser consistent with the Sub-Adviser Procedures and in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund, with respect to management of the Allocated Portion, and to such other clients.

During the term of this Agreement, the Sub-Adviser shall comply at all times with Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended and the guidance thereunder with respect to commission arrangements for “soft dollars” (“Section 28(e)”). Prior to the execution of this Agreement, the Sub-Adviser shall provide the Adviser with a summary of the Sub-Adviser’s procedures (the “Summary of Soft Dollar Review Procedures”) (together with sample conclusions from the implementation of these procedures) that it believes to be reasonably designed to ensure compliance with Section 28(e), including, but not limited to, the conditions of Section 28(e) that: (i) services paid by the Sub-Adviser with soft dollars constitute “brokerage and research services” as defined in Section 28(e); and (ii) the Sub-Adviser make a good faith determination that the value of any brokerage and research service is reasonable in relation to the amount of commissions paid. The Sub-Adviser will provide the Adviser with reasonable notice of any material change to the relevant Sub-Adviser Procedures and the Summary of Soft

Dollar Review Procedures. On an ongoing basis, but not less often than quarterly, the Sub-Adviser shall provide an attestation as to the Sub-Adviser’s compliance with Section 28(e) over the preceding quarter, along with other attestations regarding best execution and soft dollar arrangements, in such form as may be mutually agreed upon by the Adviser and the Sub-Adviser from time to time. On an ongoing basis, but not less often than annually, the Sub-Adviser shall provide (i) an updated Summary of Soft Dollar Review Procedures to the extent there have been any material updates over the term of this Agreement; (ii) a list of brokers who have provided the Sub-Adviser with soft dollars over the term of this Agreement; and (iii) a list of categories or general types of brokerage and research services obtained by the Sub-Adviser with soft dollars over the term of this Agreement. Further, the Sub-Adviser shall use its commercially reasonable best efforts to provide any additional information requested by the Board or the Adviser with respect to best execution and soft dollar arrangements.

4.	Books and Records; Periodic Reports.

a. Maintenance Requirements. The Sub-Adviser shall maintain such books and records with respect to the Allocated Portion as are required by law, including, without limitation, the 1940 Act (including, without limitation, the investment records and ledgers required by Rule 31a-1) and the Advisers Act, and the rules and regulations thereunder (the “Fund’s Books and Records”). The Sub-Adviser agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender promptly to the Trust or the Cleared Personnel of the Adviser the Fund’s Books and Records upon the request of the Board or the Adviser; provided, however, that (i) the Sub-Adviser may retain copies of the Fund’s Books and Records at its own cost (and may retain originals and provide the Fund with copies to the extent necessary to comply with Rule 204-2 under the Advisers Act); and (ii) any materials delivered under this Section 4(a) shall be subject to the confidentiality obligations of Section 15 hereof. The Sub-Adviser shall make the Fund’s Books and Records available for inspection and use by the SEC and other regulatory authorities having authority over the Fund, the Trust, the Adviser or any person retained by the Board at all reasonable times. Where applicable, the Fund’s Books and Records shall be maintained by the Sub-Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Trust, to the Cleared Personnel of the Adviser or to the Administrator to be maintained on behalf of the Fund. Notwithstanding anything to the contrary herein, the Sub-Adviser shall be permitted to retain copies of the Fund’s Books and Records at its own cost (and may retain originals and provide the Trust, the Adviser or the Administrator with copies to the extent necessary to comply with Rule 204-2 of the Advisers Act). The Cleared Personnel of the Adviser and the Fund’s Chief Compliance Officer shall, upon reasonable advance notice, be provided with access to the Sub-Adviser’s documentation and records relating to the Fund’s Books and Records and copies of such documentation and records; provided that the Adviser’s access to and/or receipt of such documentation and/or records shall be in accordance with Section 15 hereof.

b. Periodic Reports. The Sub-Adviser shall (i) render to the Board, upon reasonable advance notice, such periodic and special reports as the Board or the Adviser may reasonably request; and (ii) meet with any persons at the reasonable request of the Adviser or the Board for the purpose of reviewing the Sub-Adviser’s performance under this Agreement at reasonable times and upon reasonable advance notice.

5.	Compensation of the Sub-Adviser.

The Adviser will pay the Sub-Adviser for its services with respect to the Fund the compensation specified in Appendix A to this Agreement.

6.	Allocation of Charges and Expenses.

The Sub-Adviser shall bear its expenses of providing services pursuant to this Agreement. It is understood that, pursuant to the Advisory Agreement, the Fund will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement, which such expenses payable by the Fund shall include, without limitation, those set forth in Section 4 of the Advisory Agreement.

7.	Standard of Care; Breach.

a. Standard of Care. The Sub-Adviser will exercise its best judgment and will act in good faith and use reasonable care in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement.

b. Notification, Curing Breach. The Sub-Adviser shall use its reasonable best efforts to cooperate with the Adviser in curing any regulatory or compliance breaches related to the Allocated Portion or breaches of this Agreement as promptly as possible. The Sub-Adviser will notify the Adviser as soon as reasonably practicable upon detection of any breach by the Sub-Adviser of the 1940 Act, the Governing Documents, the Fund Procedures, the Strategy or this Agreement, except as otherwise mutually agreed upon in writing by the parties hereto.

8.	Use of Names and Track Record.

a. Adviser’s and Fund’s Use of Sub-Adviser Name. During the term of this Agreement and as required solely for legal and regulatory compliance thereafter, the Adviser and the Fund shall have a royalty-free license to use the name of the Sub-Adviser, including any short-form of such name, or any combination or derivation thereof, solely in respect of documents and communications directly associated with the Fund. The Sub-Adviser acknowledges and agrees that the Adviser, the Fund and the Fund’s selling agents will use such names in marketing the Fund to current and prospective investors. The Adviser and the Fund shall cease to use the name of the Sub-Adviser in any newly printed materials (except as may, in the sole discretion of the Adviser after consultation with the external legal counsel selected by the Adviser, be reasonably necessary to comply with applicable law) promptly upon termination of this Agreement, and the Fund shall (at its own expense) promptly amend, and, if necessary, file such amendment to, any applicable organizational document or other Governing Document, changing its name so that the name of Sub-Adviser is not included in the name of the Fund or in any Governing Document, except as required for legal or regulatory compliance. During the term of this Agreement, the Sub-Adviser shall have the right, upon reasonable request and at its own expense, to review all sales and other marketing materials utilizing the name of the Sub-Adviser and any combination or derivation thereof and the right to provide reasonable comments to such materials, provided, however, that if the Sub-Adviser fails to comment in writing (including via e-mail) by the end of the fifth Business Day after receipt of such materials, the Sub-Adviser will be deemed to have granted consent on the end of the fifth Business Day following receipt of such materials to the Sub-Adviser for approval. Notwithstanding the Sub-Adviser’s review of such sales and marketing materials, the Sub-Adviser shall bear no responsibility for the ultimate content of such materials, other than with respect to the accuracy of the information provided or confirmed by the Sub-Adviser to the Adviser in connection therewith.

b. Restrictions on Use of Adviser’s Name. The Sub-Adviser shall not use the name of the Trust, the Fund, the Adviser, “Blackstone Alternative Asset Management L.P.” or “Blackstone” (or any combination or derivation thereof) in any manner not approved prior thereto in writing by the Adviser (other than inclusions of such entities in lists of the Sub-Adviser’s clients). Notwithstanding anything herein to the contrary, nothing in this section shall prohibit or limit Sub-Adviser or its affiliates from making statements required by law or regulation, as determined by the Sub-Adviser (or such affiliate) in its sole discretion after consultation with the external legal counsel selected by it. Each of the Adviser and the Sub-Adviser represents and warrants that it will not make, or cause or allow any of its affiliates to make, any oral or written statement to any third party that disparages, defames, or reflects adversely upon the Trust, the Fund, the Adviser or the Sub-Adviser, as applicable. For the avoidance of doubt, nothing in this Agreement shall restrict the Adviser, its affiliates, the Trust, or the Fund from making factual statements in required disclosures (including shareholder report discussions or Fund performance), in reports to the Trust’s Board of Trustees, or in response to regulatory inquiries; provided that where reasonable the Adviser shall notify the Sub-Adviser prior to any such disclosures and shall allow a reasonable period of time for the Sub-Adviser to provide comments on the format and content of such disclosures.

c. Sub-Adviser’s Use of Track-Record. The parties agree that the Sub-Adviser shall have the right to use performance data it generates in connection with the Allocated Portion (including through use of copies of the Fund’s Books and Records generated by the Sub-Adviser) for its track record. The Adviser hereby approves the Sub-Adviser’s use of the name of the Fund solely to the extent reasonably necessary for the Sub-Adviser (or its affiliates) to utilize the performance data generated in connection with the Allocated Portion for its track record.

9.	Liability and Indemnification.

a. Absent the Sub-Adviser’s breach of this Agreement or the willful misconduct, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Adviser, or its officers, directors, partners, agents, employees and controlling persons, the Sub-Adviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any position; provided, however, that the Sub-Adviser shall be responsible for, and shall indemnify and hold the Fund and the Adviser and each of their respective Trustees, members, officers, employees and shareholders, and each person, if any, who controls the Fund or the Adviser within the meaning of Section 15 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), harmless against, any and all Losses (as defined below) arising out of or resulting from a “Trade Error” (as defined in the Compliance Manual of the Trust, as the same may be amended from time to time) caused by the negligent action or omission of the Sub-Adviser. The Adviser agrees to provide written notice to the Sub-Adviser at least 35 days prior to any material changes to the definition of Trade Error becoming effective with respect to the Allocated Portion unless, in the reasonable discretion of the Adviser, such change must become effective earlier due to any applicable law, rule, regulation or court order. It is acknowledged and agreed that any Trade Error that results in a gain to the Fund shall inure to the benefit of the Fund. The Sub-Adviser will, either directly or through its affiliate, (i) exercise reasonable care in selecting and monitoring agents, including, without limitation, brokers; (ii) to the extent a contract governs the relationship, use reasonable efforts to obtain contractual indemnification rights from its agents for Losses arising out of or resulting from a Trade Error by such agents and to obtain third party beneficiary rights for the Fund and the Adviser in connection therewith; (iii) to the extent the Sub-Adviser elects not to reimburse the Fund for such Losses, use best efforts to pursue its agents at the Sub-Adviser’s sole expense, including, without limitation, instituting legal actions against such agents to the extent that legal counsel reasonably determines that such action would not be without merit, for any Losses incurred by the Fund or the Adviser arising out of or resulting from Trade Errors caused by such agents; and (iv) to the extent the Sub-Adviser elects not to reimburse the Fund for such Losses, use best efforts to collect payments from its agents for such Losses, remit any such payments to the Fund or the Adviser, as applicable, and cooperate with the Fund and Adviser in any efforts to be reimbursed by such agents for such Losses. For the avoidance of doubt, it is acknowledged and agreed that the Fund is a third party beneficiary of the indemnity granted in this Section 9(a), and the indemnity is intended to cover claims by the Fund, the Trust (on behalf of the Fund), or the Adviser against the Sub-Adviser for recovery pursuant to this section.

b. The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Fund’s liability set forth in its Agreement and Declaration of Trust, as amended. The Sub-Adviser agrees that any of the Fund’s obligations shall be limited to the assets of the Fund and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any other series of the Trust or any Trustees or officer, employee or agent of the Fund or other series of the Trust.

c. The Sub-Adviser shall indemnify the Fund and the Adviser and each of their respective trustees, members, officers, employees and shareholders, and each person, if any, who controls the Fund or the Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable and documented attorneys’ and accountants’ fees and disbursements) (collectively, “Losses”) asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or communication to current or prospective investors in the Fund, in each case relating to disclosure provided (or in the case of omissions, not provided) to the Adviser or the Fund by the Sub-Adviser for inclusion in such documents; or (ii) the bad faith, willful misconduct, or gross negligence by the Sub-Adviser (or its officers, directors, partners, agents, employees or controlling persons) in the performance of its duties under this Agreement or reckless disregard of its obligations or duties hereunder. For the avoidance of doubt, it is acknowledged and agreed that the indemnity in this Section 9(c) shall not operate to limit in any way the indemnification granted by the Sub-Adviser to the Adviser, the Fund, or the Trust (on behalf of the Fund) in respect of Trade Errors in Section 9(a) above.

d. The Adviser shall indemnify the Sub-Adviser and each of its partners, members, officers, employees and shareholders, and each person, if any, who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all Losses asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or communication to current or prospective investors in the Fund (other than a misstatement or omission relating to disclosure provided to the Adviser or the Fund by the Sub-Adviser for inclusion in such documents or other documents with similar disclosure previously reviewed by the Sub-Adviser (including in respect of the Blackstone Alternative Multi-Manager Fund)); (ii) any action or inaction by the Sub-Adviser that the Sub-Adviser has made or refrained from making, as applicable, in good faith pursuant to and consistent with the Adviser’s written instructions to the Sub-Adviser; or (iii) the bad faith, willful misconduct or gross negligence by the Adviser (or its officers, directors, partners, agents, employees, or controlling persons) in the performance of its duties under this Agreement or reckless disregard of its obligations or duties hereunder.

e. Promptly after receipt of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each a “Proceeding”) by a party seeking to be indemnified under Section 9(c) or 9(d) (the “Indemnified Party”), the Indemnified Party will, if a claim in respect thereof is to be made against a party against whom indemnification is sought under Section 9(c) or 9(d) (the “Indemnifying Party”) notify the Indemnifying Party in writing of the commencement of such Proceeding; provided that, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification liability which it may have to the Indemnified Party. No Indemnifying Party shall be liable under this section for any settlement of any Proceeding entered into without its consent with respect to which indemnity may be sought hereunder.

f. The rights of indemnification provided in this section shall not be exclusive of, constitute a waiver of, or affect any other rights to which any person may be entitled by contract or otherwise by applicable law, Federal Securities Laws, or other laws whose applicability is not permitted to be contractually waived.

10.	Sub-Adviser Insurance.

The Sub-Adviser agrees that, during the term of this Agreement, it will maintain at its own expense (or will be listed as a named insured on) an Errors and Omissions insurance policy with respect to the Sub-Adviser in an amount not less than $10 million and Commercial General Liability insurance in a commercially reasonable amount. The foregoing policies shall be issued by insurance companies that are determined as of the date of this Agreement to be acceptable to the Adviser. The minimum required amounts set forth in this insurance provision are not to be construed as a limitation on the Sub-Adviser’s liability under this Agreement. Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Sub-Adviser.

11.	Custodian.

The Fund’s assets shall be maintained in the custody of its Custodian. Any tangible assets added to the Fund shall be delivered directly to the Fund’s Custodian, and the Sub-Adviser shall have no liability for the acts or omissions of any such Custodian.

12.	Representations of the Sub-Adviser.

The Sub-Adviser represents, warrants and further covenants as follows:

a. Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon its ability to carry out its duties hereunder.

b. Authority. The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Sub-Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Sub-Adviser, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Sub-Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Sub-Adviser have full authority and power to execute this Agreement on behalf of the Sub-Adviser.

c. Enforceable Agreement. This Agreement is enforceable against the Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d. Registered Investment Adviser. The Sub-Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures under Rule 206(4)-7 of the Advisers Act that it believes to be reasonably designed to (a) prevent violations of the Advisers Act from occurring, (b) detect violations that have occurred and (c) correct promptly any violations that have occurred; (v) will provide notice promptly to the Adviser of material violations of such policies and procedures directly affecting the Fund or the Allocated Portion, as determined by the Sub-Adviser; (vi) to the best of its knowledge, has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency related to the services provided hereunder; and (vii) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e. No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, senior executives, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their respective activities, in each case, which , in the reasonable judgment of the Sub-Adviser, are expected to result in a material adverse effect on the Fund, the Sub-Adviser, or the ability of the Sub-Adviser to manage the Allocated Portion or otherwise discharge its obligations under this Agreement.

f. Licenses and Registrations. To the best of its knowledge, it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to discharge its obligations under this Agreement as an investment adviser to the Allocated Portion and it will obtain and maintain any such required licenses, registrations, memberships, and approvals for so long as this Agreement remains in effect.

The Sub-Adviser is a commodity trading advisor duly registered as a commodity trading advisor with the U.S. Commodity Futures Trading Commission (the “CFTC”) or exempt from such registration. The Sub-Adviser shall maintain such registration or an exemption from registration continuously during the term of this Agreement or, alternatively, will become a commodity trading advisor duly registered with the CFTC and will be a member in good standing with the National Futures Association.

g. ADV. It has provided the Adviser with a copy of its SEC Form ADV Part 2A and will, promptly after making any material amendment to its SEC Form ADV, furnish a copy of such amendment to the Adviser. The information contained in the Sub-Adviser’s SEC Form ADV is (i) accurate and complete in all material respects and (ii) does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in each case, as of the date of its filing, and as amended (or not amended) pursuant to the Instructions to Form ADV.

h. Change in Portfolio Management Personnel. The Sub-Adviser shall promptly notify the Adviser of any changes to the portfolio manager(s) responsible for the Allocated Portion or to the managing member of the Sub-Adviser.

i. No Untrue Statements or Omissions. The information provided by the Sub-Adviser to the Adviser in writing shall not, to the knowledge of the Sub-Adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

j. Section 13 Filings. For purposes of Section 13(f) of the Exchange Act, and Rule 13f-1 thereunder, the Sub-Adviser shall be deemed to exercise investment discretion over any “Section 13(f) securities” (as defined in Rule 13f-1(c) under the Exchange Act) held or previously held in the Allocated Portion, and shall include information regarding such securities in its reports filed on Form 13F. For purposes of Section 13(d) and 13(g) of the Exchange Act, the Sub-Adviser shall be deemed the “beneficial owner” of any equity security held or previously held in the Allocated Portion, and shall include information regarding such securities, as required, in its “beneficial ownership reports” filed on Schedules 13D or 13G. For the avoidance of doubt, nothing contained in this Section 12(j) shall be understood as a representation by the Sub-Adviser that it is the owner (or beneficial owner) of these securities for purposes other than those referenced herein.

k. Ongoing Representations and Warranties. If, at any time during the term of this Agreement, the Sub-Adviser discovers any material fact, omission, event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, the Sub-Adviser will as soon as reasonably practicable provide written notification to the Adviser of such material fact, omission, event, or change of circumstance, and the facts related thereto. The Sub-Adviser agrees that it will provide prompt notice to the Adviser in the event that: (i) the Sub-Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material adverse event occurs with respect to the Sub-Adviser’s investment advisory business (notice of which shall be provided to the Adviser in no event later than notice of such event is provided to the Sub-Adviser’s other investors), or that could reasonably be expected to adversely impact the Sub-Adviser’s ability to perform under this Agreement.

13.	Representations of the Adviser.

The Adviser represents, warrants and further covenants as follows:

a. Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing as a limited liability company under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon its ability to carry out its duties hereunder.

b. Authority. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Adviser, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Adviser have full authority and power to execute this Agreement on behalf of the Adviser.

c. Enforceable Agreement. This Agreement is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d. Registered Investment Adviser. The Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the Adviser’s investment advisory agreement with the Fund remain in effect, (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Adviser’s investment advisory agreement with the Fund, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures under Rule 206(4)-7 of the Advisers Act that it believes to be reasonably designed to (a) prevent violations of the Advisers Act from occurring, (b) detect violations that have occurred, and (c) correct promptly any violations that have occurred; (v) will provide notice promptly to the Sub-Adviser of material violations of such policies and procedures directly affecting the Fund or the Allocated Portion, as determined by the Adviser; (vi) to the best of its knowledge, has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency related to the services provided hereunder, and (vii) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e. No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, senior executives, partners, shareholders, members, or principals, or any of its affiliates, is a party or to which its or any of its affiliates’ assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their respective activities, in each case, which in the reasonable judgment of the Adviser, are expected to result in a material adverse effect on the Fund, the Adviser, or the Adviser’s ability to discharge its obligations under this Agreement or the Adviser’s investment management agreement with the Fund.

f. Licenses and Registrations. To the best of its knowledge, it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to discharge its obligations under this Agreement and act as investment adviser to the Fund and it expects to obtain and maintain any such required licenses, registrations, memberships, and approvals for so long as this Agreement remains in effect.

g. ADV. It has provided the Sub-Adviser with a copy of its SEC Form ADV Part 2A and will, promptly after making any material amendment to its SEC Form ADV, furnish a copy of such amendment to the Sub-Adviser. The information contained in the Adviser’s SEC Form ADV is (i) accurate and complete in all material respects and (ii) does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in each case, as of the date of its filing, and as amended (or not amended) pursuant to the Instructions to Form ADV.

h. No Untrue Statements or Omissions. The information provided by the Adviser to the Sub-Adviser in writing shall not, to the knowledge of the Adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

i. Marketing of the Fund. The Adviser does not currently intend to market the Fund in the European Union and the Adviser shall provide the Sub-Adviser with reasonably sufficient notice of the intent for the Fund to be marketed in the European Union (and details regarding such intended marketing) such that the Sub-Adviser, if necessary, can terminate this Agreement pursuant to Section 14(b) below. To the extent that any investments in the Fund would be covered by the “Pay-to-Play” regulations of Rule 206(4)-5 of the Advisers Act, and the investors making such investments are based in New York, New Jersey, or Connecticut, the Adviser shall adjust the fees payable to the Sub-Adviser hereunder such that the Sub-Adviser does not receive any compensation relating to such investors.

j. CPO-PQR Filing. The Adviser will be responsible for the preparation and filing of Form CPO-PQR on behalf of the Fund, as applicable.

k. Review of Disclosure. Without limiting the liability of the Sub-Adviser in Section 9(c) (except to the extent that any such liability results from the Adviser’s revisions or deletions to the Sub-Adviser’s suggestions), the Adviser acknowledges that it has reviewed the suggested Registration Statement disclosure related to the Sub-Adviser’s conflicts and risks, as provided by the Sub-Adviser to the Adviser in writing whether in connection with the Fund’s Registration Statement or with other similar disclosures previously reviewed by the Sub-Adviser (including in respect of the Blackstone Alternative Multi-Manager Fund). The Adviser has made its own determination as to how to disclose such conflicts and risks in the Fund’s initial Registration Statement. The Adviser will consider the Sub-Adviser’s future comments related to the Sub-Adviser’s conflicts and risks, as provided to the Adviser in writing in connection with the Registration Statement, any proxy statement, or any investor communication, and will make its own determination, with the Sub-Adviser’s input, regarding whether and how to disclose such conflicts and risks prior to the publication or dissemination of the relevant document, such determination to be dispositive as to the content of such document and considered in determining any liability under Section 9(c) hereof.

l. Ongoing Representations and Warranties. If, at any time during the term of this Agreement, the Adviser discovers any material fact, omission, event, or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, the Adviser will as soon as reasonably practicable provide written notification to the Sub-Adviser of such material fact, omission, event, or change of circumstance, and the facts related thereto. The Adviser agrees that it will provide prompt notice to the Sub-Adviser in the event that: (i) the Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material adverse event occurs that could reasonably be expected to adversely impact the Adviser’s ability to perform this Agreement.

14.	Renewal, Termination and Amendment.

a. Renewal. This Agreement shall continue in effect until June 30, 2015, and thereafter for successive periods of no more than 12 months each; provided that such continuance is specifically approved at least annually (i) by a vote of the Trustees of the Trust or by vote of a majority of outstanding voting securities of the Fund and (ii) by vote of a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval.

b. Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated at any time without payment of any penalty (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ prior written notice to the Adviser and the Sub-Adviser, (ii) by the Sub-Adviser upon 30 days’ prior written notice to the Adviser and the Fund, or (iii) by the Adviser, upon 61 days’ prior written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, immediately (i) by either party upon the material breach of this Agreement by the other party; (ii) at the discretion of the Adviser, if the Sub-Adviser or any officer, director, or portfolio manager(s) of the Sub-Adviser is accused in any regulatory, self-regulatory or judicial proceeding as having violated the federal securities laws or engaged in criminal conduct that could reasonably be viewed by the Adviser as (a) material to the Fund, the Sub-Adviser, or the ability of the Sub-Adviser to manage the Allocated Portion, or (b) negatively impacting the public perception of the Fund or the Adviser; or (iii) at the discretion of the Sub-Adviser, if the Adviser or any officer, director or portfolio manager(s) of the Adviser is accused in any regulatory, self-regulatory or judicial proceeding as having violated the federal securities laws or engaged in criminal conduct that could reasonably be viewed by the Sub-Adviser as (a) material to the Fund, the Adviser, or the ability of the Adviser to manage the Fund, or (b) negatively impacting the public perception of the Fund or the Sub-Adviser. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act or the rules thereunder. This Agreement may be amended at any time by mutual agreement of the Sub-Adviser and the Adviser, subject to approval by the Board to the extent required (including, where required, approval by those Trustees that are not “interested persons” of the Trust) and, if required by the 1940 Act or applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities; provided, however, that, notwithstanding the foregoing, this Agreement may be amended or terminated in accordance with any exemptive order issued to the Adviser, the Trust or its affiliates. It is understood that from time to time the Allocated Portion may be zero. This Agreement does not automatically terminate in the event that no Allocated Portion is available for the Sub-Adviser.

c. Consequences of Termination. In the event of termination of this Agreement, Sections 4, 5 (only to the extent such compensation is earned by the Sub-Adviser prior to the termination of this Agreement), 8, 9, 16 and 23(b) shall survive such termination of this Agreement. Section 15 of this Agreement shall survive for a period of five (5) years following termination of this Agreement, except for Section 15(d), which shall survive in perpetuity. Termination of this Agreement shall immediately and unconditionally revoke any and all powers of attorney granted to the Sub-Adviser under this Agreement.

15.	Confidentiality.

a. Except as expressly authorized in this Agreement or as required by applicable law, regulation or court order, each party hereto and its affiliates (each, for purposes of this section, the “Recipient Party”) shall keep confidential and shall not use or disclose, except with the consent of the other party hereto (each, for purposes of this section, the “Disclosing Party”), any and all non-public, proprietary or confidential information concerning the business of the Disclosing Parties and/or their affiliates or investors, or potential investors, therein obtained in connection with the services rendered under this Agreement, including, without limitation, all data, research, strategies, performance, asset and contact information, documents, financial statements, forecasts and forecast assumptions, Portfolio Information (including fees paid to prime brokers), and all notes, analyses, and studies prepared by the Recipient Party incorporating any such information (the “Information”); provided that the Recipient Party may make such disclosure (A) to its directors, officers, partners, employees, agents, advisors, counsel, service providers, potential financing counterparties or representatives, including legal and compliance personnel (collectively, the “Representatives”) each of whom need to know such Information in connection with this Agreement, and, with prior written notice to the Sub-Adviser, third parties in connection with the operation of the Fund (“Third Party Recipients”) where each such Representative and Third Party Recipient (i) have been informed of the confidential nature of such Information, and (ii) have been advised that such Information is to be kept confidential and not to be used except as necessary or appropriate in connection with the business of the Fund or the Trust; or (B) as required by applicable law or regulation or upon request by a regulator or auditor of such Recipient Party. The Recipient Party shall be responsible for a breach of this section even if such breach is caused by or arises out of a disclosure made by the Recipient Party’s Representatives or Third Party Recipients. The term “Information” will not include (i) analyses, compilations, or other aggregated data developed independently by the Receiving Party, which is not substantially derived from the Information and which makes no reference to, nor is directly attributable to, the Disclosing Party; (ii) information that is or becomes publicly available other than as a result of a disclosure by the Recipient Party or its Representatives or Third Party Recipients in violation of this section, (iii) information that is or becomes available to the Recipient Party or its Representatives or Third Party Recipients from a source other than the Disclosing Party, which source, to the knowledge of the Recipient Party or its Representatives or Third Party Recipients, does not have an obligation of confidentiality to the Disclosing Party with respect to such information, (iv) information that was already in the Recipient Party’s possession or the possession of its Representatives or Third Party Recipients prior to receiving such information from the Disclosing Party where, to the knowledge of the Recipient Party or its Representatives or Third Party Recipients, such parties were not bound by an obligation of confidentiality with respect to such information to the Disclosing Party prior to receiving such information from the Disclosing Party, or (v) information that is developed independently by the Recipient Party or its Representatives without use of the Information.

b. Portfolio Information. As used herein, “Portfolio Information” means Information of the Fund, the Adviser, or the Sub-Adviser that is received by a party hereto in connection with this Agreement relating to the portfolio holdings and/or investment activity of the Allocated Portion; provided that such Information will not be considered Portfolio Information where it is aggregated with similar information for the Fund such that it would not be reasonably possible to attribute individual securities to the Allocated Portion. In addition to the requirements of subsection 15(a) above, the Adviser and the Sub-Adviser, as applicable, will restrict access to the Portfolio Information received to those Representatives (with respect to the Adviser’s employees, only Cleared Personnel) and Third Party Recipients of the Adviser or the Sub-Adviser, as applicable, who will use it only for purposes reasonably related to the provision of services to the Fund (and not for business activities unrelated to the Fund), and the Adviser and Sub-Adviser will be obligated to ensure that it is used only for such purposes.

c. Without limiting the foregoing, at all times during the term of this Agreement and for so long as this Section 15 survives the termination of this Agreement pursuant to Section 14(c), the Adviser shall maintain appropriate information barriers and controls such that the Portfolio Information applicable to the Allocated Portion will only be available to and accessed by Cleared Personnel.

d. The Adviser agrees that it will not knowingly use Information (including Portfolio Information) provided by the Sub-Adviser, without the Sub-Adviser’s prior written consent, to directly or indirectly trade for its own account or for the account of any other person or to try to “reverse engineer” the investment and trading methodologies and strategies of the Sub-Adviser. While the Adviser may not use Information provided by the Sub-Adviser, without the Sub-Adviser’s prior written consent, directly or indirectly to develop the Adviser’s own investment or trading methodology or strategy, the Adviser shall be permitted to otherwise develop its own investment or trading methodology or strategy.

e. Each of the Adviser and the Sub-Adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but in no event less than reasonable care, to protect the confidentiality of the Information.

f. Each Recipient Party acknowledges the global nature of each Disclosing Party’s businesses and the efforts the Disclosing Parties undertake to develop, preserve and protect their Information and their business and competitive advantage and goodwill. Accordingly, each Recipient Party acknowledges and agrees that the restrictions, limitations and obligations in this section are reasonable and necessary for the protection of the legitimate business interests of the Disclosing Party and its affiliates. Each Recipient Party also acknowledges that the Disclosing Party would not have entered into this Agreement unless the Recipient Party agreed to such restrictions, limitations and obligations.

g. If the Recipient Party is required to disclose any of the Information, otherwise than as permitted hereunder, pursuant to a subpoena, court order or regulatory request (a “Legal Requirement”), to the extent permitted by law the Recipient Party shall provide prompt written notice of such Legal Requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, the Sub-Adviser hereby acknowledges and agrees that (i) Information may be disclosed by the Trust, on behalf of the Fund, or the Adviser pursuant to applicable law; and (ii) Portfolio Information may be disclosed by the Trust, on behalf of the Fund, or the Adviser in their reasonable discretion in order to facilitate the marketing of the Fund; provided that neither the Trust, on behalf of the Fund, nor the Adviser nor any Third Party Recipient or service provider of the Adviser shall identify the securities and other instruments held in the Allocated Portion (or investment activities related thereto) as specifically attributable to the Sub-Adviser, or identify the securities and other investments held in the allocated portions of any other sub-adviser as specifically attributable to any given sub-adviser in any disclosure of such Portfolio Information, unless required by law or regulation.

h. Notwithstanding anything herein to the contrary, the Sub-Adviser shall be under no obligation to disclose information that the Sub-Adviser reasonably considers proprietary or a trade secret.

16.	Notices.

Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile or e-mail transmission or three days after being deposited for next-day delivery with an internationally recognized overnight international delivery service, properly addressed to the party to receive such notice at the party’s address specified herein, or at any other address that any party may designate by notice to the others.

Sub-Adviser:

By Delivery (with a copy by email which shall not constitute notice):

Matthew B. Siano, Esq.

c/o Two Sigma Advisers, LP

100 Avenue of the Americas, 16th Floor

New York, NY 10013

Matthew.Siano@twosigma.com

with a copy (which shall not constitute notice) to:

Carter Lyons

c/o Two Sigma Advisers, LP

100 Avenue of the Americas, 16th Floor

New York, NY 10013

Carter.Lyons@twosigma.com

Adviser/Trust/Fund:

By Delivery or Facsimile:

Peter Koffler

The Blackstone Group L.P.

Blackstone Alternative Investment Advisors LLC

345 Park Avenue, 28th Floor

New York, New York 10154

Fax: (212) 583-5016

with a copy (which shall not constitute notice) to:

James E. Thomas

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Fax: 617-235-0483

By Email:

BAIACompliance@Blackstone.com

17.	Severability.

If any provision of this Agreement is held by any court to be invalid, void or unenforceable, in whole or in part, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express, without material change, the original intent of the parties and deletion of such provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

18.	Business Continuity; Force Majeure.

a. The Sub-Adviser (directly or through its affiliates) shall provide business continuity, disaster recovery and backup capabilities and facilities, which the Sub-Adviser believes are reasonably designed to enable the Sub-Adviser to perform its obligations hereunder with minimal disruptions or delays. Upon request, the Sub-Adviser shall make available to the Adviser for its review its written business continuity, disaster recovery and backup plan(s) or sufficient information and written certification regarding such plans to satisfy the Adviser and Fund’s reasonable inquiries and to assist the Fund and the Chief Compliance Officer of the Fund in complying with Rule 38a-1 under the 1940 Act. The Sub-Adviser will have access to, at a minimum, a secured backup site containing all hardware, software, communications equipment and current copies of data and files necessary to perform its obligations hereunder. The Sub-Adviser shall generally test its plan(s) on an annual basis, and shall, at the Adviser’s request, provide the Adviser with information regarding the results of its testing.

b. Notwithstanding the foregoing, in the event either party hereto shall be prevented from the performance of any act or rendering any service required under this Agreement, by reason of natural disaster, Act of God, fire or other casualty or accident, strikes, inability to procure materials, failure of power, restrictive government laws or regulations, riot, insurrection, war or other reasons of a similar or dissimilar nature which are beyond the reasonable control of the party, then the performance of any such act or rendering of any such service shall be excused from such performance to the extent of such prevention, restriction or interference; provided that the party so affected shall use commercially reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

19.	Personnel.

The Sub-Adviser has performed or will perform (or has caused or will cause to be performed) background screening (including review of records as to violent or criminal conduct) of each employee of the Sub-Adviser prior to such employee gaining access to Information or investment or oversight authority over a material portion of the Sub-Adviser’s assets under management.

20.	Limitation on Consultation.

In accordance with Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable law or regulation, the Sub-Adviser is not permitted to consult with any other sub-adviser to the Fund or any sub-adviser to any other portfolio of the Fund or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions for the Fund in securities or other assets. The Sub-Adviser is responsible only for providing advice with respect to the Allocated Portion.

21.	Lists of Affiliated Persons.

The Adviser shall provide the Sub-Adviser with a list of each entity that is both (i) an “affiliated person,” as such term is defined in the 1940 Act, of the Adviser and (ii) a broker, dealer, or entity that is engaged in the business of underwriting, or a registered investment adviser. The Sub-Adviser shall provide the Adviser with a list of each person who is an “affiliated person” (and any affiliated person of such an affiliated person), as such term is defined in the 1940 Act or as otherwise agreed in writing by the Sub-Adviser and the Adviser, of the Sub-Adviser. Each of the Adviser and the Sub-Adviser agrees to provide such list to the other party prior to the Sub-Adviser commencing actual management of the assets of the Fund with respect to the Allocated Portion and to promptly update such list whenever the Adviser or the Sub-Adviser becomes aware of any changes that should be added to or deleted from such list of affiliated persons.

22.	Cooperation.

The Sub-Adviser and the Adviser shall cooperate reasonably with each other for purposes of filing any required reports, and responding to regulatory requests, with the SEC or such other regulator having appropriate jurisdiction. The parties hereto will work in good faith with each other and the Fund’s service providers to ensure the orderly daily operation of the Fund as it pertains to the Allocated Portion (including, without limitation, assisting with preparation of regulatory filings and responding to regulatory requests).

23.	Conflicts of Interest

The Sub-Adviser notifies the Adviser that it is responsible for reviewing “Certain Important Disclosures” and the Sub-Adviser’s SEC Form ADV Part 2A, each as provided by the Sub-Adviser to the Adviser from time to time and that the Adviser has been provided the opportunity to ask questions of, and receives answers from, the Sub-Adviser regarding such disclosures.

24.	Miscellaneous.

a. Further Actions. Each party agrees to perform such further actions and execute such further documents as are reasonably necessary to effectuate the purposes hereof.

b. Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of New York. Any judicial action or proceeding against the parties relating in any way to this Agreement may be brought and enforced in the courts of the State of New York located in New York County, to the extent subject matter jurisdiction exists therefor, or of the United States District Court for the Southern District of New York, and the parties irrevocably submit to the jurisdiction of both such courts in respect of any such action or proceeding. The parties irrevocably waive to the fullest extent permitted by applicable law, any objection or opposition to the other party’s motion to seal and/or close to the public any portion of the record or any hearings, motions or trials. Notwithstanding the exclusive jurisdiction contemplated above, any judgment may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

c. Appendices Part of Agreement. For the avoidance of doubt, it is acknowledged and agreed that the Appendices and Annexes appended hereto form a part of this Agreement. All defined terms used in this Agreement have the same meanings when used in the Appendices and Annexes hereto.

d. Captions / Headings. The captions and/or headings in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

e. Joint Negotiation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the parties intend that this Agreement be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

f. Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the dates set forth below and effective as of the day and year first above written.

BLACKSTONE ALTERNATIVE INVESTMENT ADVISORS LLC

By:	/s/ Peter Koffler	Date:	November 14, 2018
Name:	Peter Koffler Authorized Signatory

TWO SIGMA ADVISERS, LP

By:	/s/ Carter M. Lyons	Date:	November 14, 2018
Name:	Carter M. Lyons Managing Director

APPENDIX A

Sub-Advisory Fee